Exhibit 16.1

May 30, 2001

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Datalink Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 25, 2001.  We agree with the statements concerning our Firm in such Form 8-K, except that we have no basis to comment as to whether our dismissal was approved by the audit committee.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP